EX-99.j.i

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm in the Registration Statement on Form N-1A of the OSI ETF Trust and to the use of our report dated August 25, 2017 on the financial statements and financial highlights of O'Shares FTSE Russell Small Cap Quality Dividend ETF and O'Shares FTSE Russell International Quality Dividend ETF, each a series of shares of beneficial interest in OSI ETF Trust. Such financial statements and financial highlights appear in the June 30, 2017 Annual Report to Shareholders which is incorporated by reference into the Statement of Additional Information.

BBD, LLP

Philadelphia, Pennsylvania

October 30, 2017